SECOND AMENDMENT
TO THE INGERSOLL-RAND COMPANY
SUPPLEMENTAL EMPLOYEE SAVINGS PLAN II
(Effective January 1, 2005, And Amended and Restated through July 1, 2009)

WHEREAS, Ingersoll-Rand Company (the "Company") maintains the Ingersoll-Rand Company Supplemental Employee Savings Plan II (the "Plan") to provide a select group of management employees the opportunity to defer receipt of compensation;

WHEREAS, the Compensation Committee of the Board of Directors of the Company has delegated to the Administration Committee of the Company's nonqualified defined contribution plans authority to approve non-material amendments to such plans; and

WHEREAS, the Administration Committee has approved amending the Plan to clarify the intent of certain provisions and help ensure administration consistent with Section 409A and the intent of the Company.

NOW, THEREFORE, the Plan is hereby amended effective December 1,2009, as follows:

1.	Section 2.2 of the Plan shall be amended to add at the end a new sentence, to read in its entirety as follows:

"Such Supplemental Company Contributions shall be based upon the actual rate of Company Matching Contributions made with respect to the Employee under the Qualified Savings Plan for such year."

2.	Section 6.1 of the Plan shall be amended to replace the words "a trust" and "the trust" with the words "a grantor trust" and "the grantor trust", respectively.

3.	Except as specifically set forth herein, all other terms of the Plan shall remain in full force and effective and are hereby ratified in all respects.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized representative this day of December, 2010.

INGERSOLL-RAND COMPANY
By:	/s/ Barbara A. Santoro
Name:	Barbara A. Santoro
Title:	Vice President & Secretary

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